Exhibit 10.1

 SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (hereinafter "Agreement") is offered to Scott Miller (hereinafter "Employee") this 1st day of November, 2020 by Franklin Covey Co., (hereinafter "FranklinCovey").

RECITALS

Employee's employment with FranklinCovey will be terminated effective October 31, 2020 ("Termination Date").  In exchange for the consideration described herein, FranklinCovey is willing to provide Employee with severance compensation which Employee is not otherwise entitled to receive as set forth below.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and conditions set forth below, and intending to be legally bound thereby, FranklinCovey and Employee covenant and agree as follows:

1. Severance Benefits.

a. Salary Continuation: In addition to any compensation otherwise due Employee, Employee shall receive severance compensation in the gross amount of $480,769.23.  The severance payment shall be payable as a single lump sum amount (less all customary federal, state, and local taxes and other withholdings which Employee would not otherwise be entitled to receive) on FranklinCovey’s first regular payday following the expiration of the 7-day revocation period referenced in Paragraph 4.d. hereof.  Employee shall not be entitled to accrue any additional leave or other benefits subsequent to Termination Date.

b. Incentive Plans:  Employee has received his portion of FranklinCovey’s short term incentive plan (“STIP”) for fiscal year 2020.  Further, Employee shall receive stock compensation related to FranklinCovey’s long-term incentive plans (“LTIP”) that are determined to have vested prior to the Termination Date.  Employee forfeits all other rights related to all other outstanding LTIP awards and will receive no further LTIP awards.

c. COBRA & Other Benefits: If Employee chooses to elect COBRA coverage, FranklinCovey will pay employee's COBRA premiums for a total of 50 weeks based on Employee’s current participation in FranklinCovey's medical and dental benefit elections.  COBRA severance benefits under this paragraph shall be paid by FranklinCovey directly to FranklinCovey's COBRA administrator. If there is a change in family status during Employee's COBRA eligibility, or if there is a new COBRA qualifying event, FranklinCovey's contributions to your coverage payment will remain fixed or be reduced if the qualifying event decreases the premium amount. Any COBRA coverage ends for Employee and dependants when new health or dental coverage becomes effective.  Employee must notify FranklinCovey of the effective date of any new coverage. All other benefits terminate as of the Termination Date.  FranklinCovey will not reimburse employee for any medial or dependant care flexible spending plan premiums or contributions.

2. Release.  In exchange for the severance compensation described in Paragraph 1 above, Employee hereby fully and forever unconditionally releases and discharges FranklinCovey, all of its past and present parent, subsidiary, affiliated and related corporations, their predecessors, successors and assigns, together with their divisions and departments, and all past or present officers, directors, employees, insurers and agents of any of them (hereinafter referred to collectively as "Releasees"), and Employee covenants not to sue or assert against Releasees, for any purpose, any or all claims, administrative complaints, demands, actions and causes of action, of every kind and nature whatsoever, whether at law or in equity, and both negligent and intentional, arising from or in any way related to Employee's employment by FranklinCovey, based in whole or in part upon any act or omission, occurring on or before the date of this general release, without regard to Employee's present actual knowledge of the act or omission, which Employee may now have, or which she, or any person acting on Employee's behalf may at any future time have or claim to have, including specifically, but not by way of limitation, matters which may arise at common law or under federal, state or local laws, including but not limited to the Fair Labor Standards Act, the Employee Retirement Income Security Act, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act, the Utah Labor Code and any other state or federal laws, excepting only any claim for worker's compensation, unemployment compensation and COBRA rights.  Employee does not waive or release any rights arising after the date of execution of this Agreement.

FranklinCovey hereby fully and forever releases and discharges Employee from any and all claims, demands, actions, causes of action, judgments and liabilities of any kind or nature whatsoever in law, equity or otherwise, whether known or unknown, suspected or unsuspected, which have existed or may have existed or which do exist, including, but not limited to, those which may be based in whole or in part on, or may arise from or are or may be related to Employee’s employment with FranklinCovey and the termination thereof, from the beginning of time to the date of the signing of this Agreement.  Notwithstanding the foregoing, Employee agrees and understands that he remains subject to FranklinCovey’s executive officer incentive payment clawback policy.
3. Employee Obligations and Covenants to FranklinCovey.

a. Representations and Warranties:  Miller hereby represents and warrants that (1) he is unaware of any conduct or actions, whether involving himself or not, that could give rise to a whistleblower action involving FranklinCovey; (2) he is unaware of anything in his conduct or behavior, or the conduct or behavior of anyone else, that could give rise to a future claim involving FranklinCovey; and (3) he has made FranklinCovey aware of all facts and circumstances of which he is aware that could give rise to a claim against FranklinCovey.

b. Deductions from Severance: All debts owed by Employee to FranklinCovey shall be deducted from the severance amount payable under this Agreement.  Debts include, without limitation, loans or advances made to Employee, personal expenses incurred by Employee by Employee's use of FranklinCovey instruments and facilities, such as calling cards, long distance charges, credit card charges, lunch room expenses, store purchases, and any overpayments made to Employee.

c. Return of FranklinCovey Property: All FranklinCovey property issued to or in Employee's possession must be returned to FranklinCovey on or before the Termination Date.  FranklinCovey property includes, without limitation, access cards, keys, computers, cellular phones, databases, discs, client lists, books, credit cards, video tapes, etc.  Notwithstanding the foregoing, for so long as Employee has a valid independent contractor agreement with FranklinCovey, Employee may continue to use his FranklinCovey-issued laptop computer and FranklinCovey email address.  Employee acknowledges that he will no longer have access to certain FranklinCovey computer drives or systems.

d. Confidentiality, Non-Solicitation & Non-Disparagement: During Employee's employment, Employee has obtained information or knowledge which is confidential and/or proprietary in nature concerning FranklinCovey's business, operations, services, products or equipment.  As a condition of receiving the severance pay set forth in Paragraph 1 above, Employee covenants and agrees as follows:

(1) Confidential Information:  Employee hereby acknowledges that Employee remains subject to and agrees to abide by any and all existing duties and obligations respecting confidential and/or proprietary information of FranklinCovey.  Employee shall not disclose or assist others in using or disclosing any proprietary information or documents, including, without limitation, customer lists, vendor and supplier lists, or any other confidential or proprietary information to compete or to assist others to compete, either directly or indirectly, with the business of FranklinCovey.

(2) Non-Solicitation of Customers, Clients, Employees & Contractors: Beginning upon execution of this Agreement and extending to the latest of (a) two (2) years following the Termination Date, (b) the termination of the Independent Contractor Agreement dated November 1, 2020, or (c) the termination of the Intellectual Property Agreement dated November 1, 2020, Employee shall not contact any FranklinCovey client, vendor or supplier for the purpose of selling or distributing products or services that compete, directly or indirectly, with those offered by FranklinCovey, unless Employee obtains the express written permission of FranklinCovey.  Employee shall not induce any employee of FranklinCovey to terminate his/her employment with FranklinCovey for any reason, or hire or solicit any independent contractor under contract with FranklinCovey or encourage any independent contractor to terminate such relationships with FranklinCovey.

(3) Non-Disparagement: Employee agrees that Employee will not make any statements that disparage, demean or criticize FranklinCovey, its directors, officers, managers, employees, business practices, strategies, products or services.  Nothing in this provision shall prevent Employee from making a truthful statement under oath as a witness in a proceeding by a court of competent jurisdiction or administrative agency.

FranklinCovey agrees that its Board Members, Executive level employees and managers will not make any statements that disparage, demean or criticize Employee.  Nothing in this provision shall prevent FranklinCovey’s employees from making a truthful statement under oath as a witness in a proceeding by a court of competent jurisdiction or administrative agency.

4. Compliance with Older Workers Benefits Protections Act.

a. FranklinCovey hereby advises Employee in writing, and Employee acknowledges and represents that Employee is hereby advised to consult with an attorney prior to executing this Agreement.  Employee acknowledges and represents that Employee has had the opportunity to consult with an attorney before signing this Agreement, and Employee either has done so, or has voluntarily chosen not to consult with an attorney.  Employee acknowledges and represents that this Agreement is written in a manner which is understandable, and that this Agreement is entered into under Employee’s own free will and without duress or coercion from any person or entity.

b. Employee acknowledges and agrees that the release of claims under the Age Discrimination in Employment Act contained in this Agreement is given by Employee in exchange for consideration in addition to anything of value to which Employee may already be entitled.  Employee does not waive any rights or claims that may arise after the execution date of this Agreement.

c. FranklinCovey hereby informs Employee in writing, and Employee acknowledges and represents that Employee has been informed that Employee has twenty-one (21) days within which to consider this Agreement and that this Agreement will remain available for acceptance by Employee for this twenty-one (21) day period, commencing on the date this Agreement is provided to Employee.

d. FranklinCovey hereby informs Employee in writing, and Employee acknowledges and represents that Employee has been informed that Employee has the right to rescind this Agreement for a period of seven (7) days following the date upon which Employee executes this Agreement.  Should Employee choose to exercise this right, Employee agrees that any such notice must be provided to and received by FranklinCovey in writing prior to lapse of the seven-day revocation period.

e.         It is understood and agreed by the parties hereto that if Employee timely exercises Employee’s right of revocation under Paragraph 4.d. that FranklinCovey shall have no obligations whatsoever under this Agreement to Employee and that all of the obligations, representations and warranties made by FranklinCovey in this Agreement shall be null and void.

5. Confidentiality of Agreement.  Employee hereby acknowledges and agrees that the fact and existence of this Agreement, including all of it terms and provisions, is strictly confidential and shall not be disclosed to any person or entity other than as may be necessary to comply with federal or state tax laws.  Violation of this Confidentiality obligation shall result in a forfeiture of Employee's rights under this Agreement, and FranklinCovey shall have the right to immediately terminate the Intellectual Property Agreement dated November 1, 2020 and the Independent Contractor Agreement dated November 1, 2020.

GENERAL PROVISIONS

6. Non-Assignment of Rights.  Employee warrants that he/she has not assigned or transferred any right or claim described in the general release given in Paragraph 2 above.

7. No Reliance on Extraneous Information.  Employee acknowledges that, in signing this Agreement, Employee is not relying on any information provided to Employee by FranklinCovey, nor is Employee relying upon FranklinCovey to provide any information.

8. Modification.  No provision of this Agreement shall be amended, waived or modified except by an instrument in writing signed by the parties hereto.

9. Voluntary Execution.  Employee hereby represents that Employee has read and understands the contents of this Agreement, that no representations other than those contained herein have been made to induce Employee or to influence Employee to execute this Agreement, but that Employee executes this Agreement knowingly and voluntarily, after having been advised to seek independent legal counsel of Employee's own choosing.

10. Severance.  If any provision of this Agreement is held to be invalid, illegal, or unenforceable by any court of competent jurisdiction for any reason, the invalid or unenforceable portion shall be deemed severed from this Agreement and the balance of this Agreement shall remain in full force and effect and be enforceable in accordance with the non-severed provisions of this Agreement.

11. Integration.  This Agreement contains the entire agreement between the parties and supersedes all prior agreements.  This Agreement shall not be amended or otherwise modified in any manner except in a writing executed by the parties hereto.  The parties further acknowledge that they are not relying on any information or representations other than those recited in this Agreement.

12. Rights of Non-Parties.  All persons or entities against whom claims are released or waived by this Agreement are either party to or intended beneficiaries of this Agreement and shall have the same right and ability to enforce the release or waiver provided by this Agreement as though a party and signatory hereto.

13. Right to Seek Legal Counsel.  Employee acknowledges that Employee has been, and hereby is, advised to seek legal counsel and to review this document with legal counsel of Employee's choice.  Employee acknowledges that this Agreement is written in a manner understandable to Employee.

14. Governing Law.  This Agreement has been entered into in the State of Utah and shall be governed by Utah Law.  Any action to interpret or enforce this Agreement shall be brought and maintained in the Third Judicial District Court for the State of Utah or the United States District Court for the District of Utah and the parties hereto expressly consent to the exercise of personal jurisdiction of such Courts with respect to any action to interpret or enforce this Agreement.

15. Binding Against Heirs.  This Agreement is binding upon the parties hereto and their heirs, successors and assigns.

16. Non-Waiver.  No failure to exercise or enforce or delay in exercising or enforcing, or partial exercise or enforcement of, any right, obligation or commitment under this Agreement shall constitute a waiver thereof, nor shall it preclude any other or further exercise or enforcement of any right, obligation or commitment under this Agreement.

17.              Signature by Counterparts.  This Agreement may be executed in one or more counterpart(s), each of which shall be valid and enforceable as an original signature as though all original signatures had been obtained on the signature page of this Agreement.

18. Facsimile Signatures.  A fully executed facsimile copy and/or photocopy of this Agreement is legally enforceable and binding the same as the original Agreement.

ACCEPTED AND AGREED:

Date:	November 3, 2020	/s/ Scott Miller
EMPLOYEE

FRANKLIN COVEY CO.
Date:	November 3, 2020	By:	/s/ Robert A. Whitman
		Its:	Chief Executive Officer

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